EX-99.A.2.F

                             ARTICLES SUPPLEMENTARY
                         TO ARTICLES OF INCORPORATION OF
                         UMB SCOUT WORLDWIDE FUND, INC.


            UMB Scout WorldWide Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Sections 2-208 and 2-208.1 of the Maryland General Corporation Law that:

            FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

            SECOND: The total number of shares which the Corporation currently has authority to issue is Forty Million (40,000,000) shares of common stock, with a par value of one dollar ($1.00) per share, known as Common Stock and such Common Stock having an aggregate par value of Forty Million Dollars ($40,000,000), is classified and allocated into two classes (hereinafter referred to as "series") as follows:

                                     Number of shares of Common
                                       Stock classified and        Par value
    Name of series                          allocated           of each series
    --------------                       ----------------       --------------

   UMB Scout WorldWide Fund                30,000,000             $30,000,000
   UMB Scout WorldWide Select              10,000,000             $10,000,000
   Fund


            THIRD: The Board of Directors of the Corporation, at a meeting duly convened and held on August 14, 2003, adopted resolutions increasing the authorized capital of the Corporation by Ten Million (10,000,000) shares, to Fifty Million (50,000,000) shares and allocating and classifying all of the additional shares to the UMB Scout WorldWide Fund series of the Corporation.

            FOURTH: The shares of the UMB Scout WorldWide Fund series so classified and allocated shall have all the rights and privileges as well as the restrictions and limitations as set forth in the Corporation's Articles of Incorporation, as amended and supplemented (the "Articles"), including such priority in the assets and liabilities of such series as may be provided in such Articles.

            FIFTH: The shares of the UMB Scout WorldWide Fund series have been classified by the Board of Directors pursuant to authority contained in the Articles.

            SIXTH: After giving effect to the increase and to the allocation, the aggregate par value of all Common Stock of the Corporation is Fifty Million Dollars ($50,000,000) and the total amount of Common Stock, with a par value of one dollar ($1.00) per share, allocated to each series is as follows:

                                                                   Par value
                                  Number of shares of Common   of each series
    Name of series                   Stock Classified and         Allocated
    --------------                   ---------------------     --------------

    UMB Scout WorldWide Fund             40,000,000               $40,000,000
    UMB Scout WorldWide Select Fund      10,000,000               $10,000,000

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            SEVENTH: The total number of shares of Common Stock that the
Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

            IN WITNESS WHEREOF, UMB Scout WorldWide Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary under penalty of perjury as of August 14, 2003.


                                    UMB SCOUT WORLDWIDE FUND, INC.


                                    By:  /s/ Edward J. McShane, Jr.
                                        ----------------------------
                                        Edward J. McShane, Jr.
                                        Chairman and President

Attest:



By:  /s/ Barbara J. Demmer
   ---------------------------------
     Barbara J. Demmer
     Secretary


            THE UNDERSIGNED, Chairman and President of UMB Scout WorldWide Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                       /s/ Edward J. McShane , Jr.
                                       ------------------------------
                                       Edward J. McShane, Jr.
                                       Chairman and President

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